Exhibit 10.(iii)B(1)
                                   EXHIBIT E

Performance criteria for FY 1997 - FY 1999 cycle include the following:
Aggregate Income, defined as the targeted income, before taxes and extraordinary items (1), for the entire three-year period, as shown in the table below.

Performance goals and amounts funding the payout pool include the following:


Performance    Aggregate Income    % of Net Earnings to
   Level                                   Pool


Below Target         Below                 0%
                 $541,768,000

Target           $541,768,000       .83% of earnings

Above Target         Above          .83% of earnings
                 $541,768,000




During the FY 97 - 99 cycle, Farmland Industries, Inc. must return to its members at least $147,285,000 in cash,(2) or no payout will occur under this plan.

In order to ensure the integrity of Farmland's financial strength, a limit on funded indebtedness as a percent of capitalization is incorporated into this plan. In the event that the indebtedness ratio is above the level which is established by bank covenants at the end of the cycle, not payout will occur under this plan.


(1) The Chief Financial Officer and the Chief Executive Officer must approve the classification of any item as "extraordinary." Transaction deemed as "extraordinary" and therefore excluded in the determination of Income for variable compensation include:

     . The punitive portion of litigation results in favor of or against Farmland, excluding redemptive payments on normal business matter where the intent is to substantially restore net income to where it would have been had the incident not occurred.

     . Nonrecurring (one-time) adjustments to income or expense such as the gain from settlement of the retirement plan. Any such items would generally be reported as extraordinary items on Farmland financial statements under generally accepted accounting principles.

     . The gain or loss on the disposal of a major asset, group of assets, or investments.

     . The impact of adjustments resulting from LIFO inventory computations or reserves.

     .    Other items as approved.

     Specific requests by an operating unit for treatment of an item as "extraordinary" must be approved by the Senior Management representative before review by the Chief Financial Officer and Chief Executive Officer.


(2) Cash Returned to Members includes cash patronage, equity redemptions, additional equity redemptions due to tax savings on net operating losses
     (NOL), ownerships retirements, capital credits, preferred stock dividends, preferred stock redemptions, and estate settlements.